Amerityre Hires Michael Kapral as Vice President of Marketing

Boulder City, Nevada (April 1, 2008) – Amerityre Corporation (NASDAQ: AMTY), a leading developer of polyurethane tire technologies, today announced it has hired Michael Kapral, effective March 31st as its Vice President of Marketing.  Mr. Kapral was most recently employed by the Carpenter Company, a privately held manufacturer of polyurethane materials and products, where he was General Manager of the Tire Products Division.

“We are pleased to have someone with Mike’s knowledge of the tire and tire product markets on the Amerityre Management Team,” commented Dr. Gary N. Benninger Amerityre’s President and CEO.  “Mike will prove invaluable as we continue moving forward in the process of marketing and commercializing the technologies we have developed,” he added.

Kapral brings to Amerityre a broad range of capabilities acquired during an extensive 25 year career in the tire and tire products industry.  His experience includes tire fill material manufacture and sales, retread manufacturing operations, retail tire sales ranging from medium truck tires to off-the-road tires.  Mike began his career working for his father in their retread shop, later moving into retail sales in their four store tire business located in Southern New York State.  Before joining Carpenter, Kapral worked as the Medium Truck Territory Manager for Bridgestone/Firestone in Pennsylvania and Virginia.

“I am confident Amerityre polyurethane technologies will revolutionize the tire industry.  I am very excited to have the opportunity to play a role in bringing this technology to the marketplace,” commented Kapral.

For more information on Amerityre, visit its website at www.amerityre.com

This release may contain statements that are forward-looking. Such statements, including those related to the prospects for and/or the benefits of Amerityre’s polyurethane tire business are made based upon current expectations that are subject to risks and uncertainties. Such risks and uncertainties include the factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2007, as well as subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. Amerityre does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information.

Company Contact:

David P. Martin

dpmartin@amerityre.com

(702) 293-1930 x121